Exhibit 99.1

Press Release
Contact:	Uzi Sasson
President & CFO
IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
(408) 457-9000

IXYS Announces Estimates for the March Quarter Including Record Annual Revenues for the Fiscal Year Ended March 31, 2012

Milpitas, CA., USA and Biel, Switzerland. April 23, 2012 --  IXYS Corporation (Nasdaq: IXYS), an international power semiconductor company, today announced certain preliminary estimates for the fourth fiscal quarter and  fiscal year ended March 31, 2012.

Net revenues for the fourth quarter are estimated to be about $86 or $87 million. This would be an increase of about $6 million or $7 million over the revenues of $80 million in the December 2011 quarter.

The revenues for the fiscal year ended March 31, 2012 are estimated to be about $367 million or $368 million. This would mark another record revenue year and an increase of about $4 million or $5 million over the revenues in the fiscal year ended March 31, 2011.

The gross margin for the fourth quarter ended March 31, 2012 are estimated to be around 33% or 34%, which would be a significant increase over the gross margin of 28.9% in the December 2011 quarter.

Cash at March 31, 2012 is estimated to be at a record, about $99 million, which would be an increase  of about $23 million from cash of about $76 million in March 31, 2011.

The estimates in this press release are based on preliminary data and analysis and are subject to final closing and audit of the Company’s books for the fiscal year ended March 31, 2012. Actual results may vary materially from the estimates contained herein, due to final adjustments to financial data and adjustments resulting from audit reviews, among other things.

The company will provide additional information and commentary (for the fourth quarter and fiscal year ended March 31, 2012) during its conference call, tentatively planned for late May 2012.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries.  IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge.  IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.